EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-245670) pertaining to the Panhandle Oil and Gas Inc. 2010 Restricted Stock Plan of PHX Minerals Inc. of our reports dated December 10, 2020, with respect to the financial statements of PHX Minerals Inc., and the effectiveness of internal control over financial reporting of PHX Minerals Inc., included in this Annual Report (Form 10-K) for the year ended September 30, 2020.

/s/ Ernst & Young LLP

Oklahoma City, Oklahoma

December 10, 2020